Exhibit 10.7

MANSCAPED HOLDINGS, LLC

EQUITY INCENTIVE PLAN

1. Purpose. The purpose of this Equity Incentive Plan (the “Incentive Plan”) is to promote the interests of Manscaped Holdings, LLC, a Delaware limited liability company (the “Company”), and its Affiliates by (i) attracting and retaining officers, consultants and management-level employees of the Company and its Subsidiaries and (ii) enabling such persons to acquire an equity interest in and share in the future appreciation of the business of the Company and its Subsidiaries. The Incentive Plan is not intended to preclude other management incentive awards and programs.

A. Definitions. As used in the Incentive Plan, the following terms shall have the meanings set forth below. Capitalized terms used and not defined herein shall have the meaning set forth in the LLC Agreement.

“Adjustment Event” shall mean any recapitalization, reorganization, merger, reclassification, extraordinary distribution or dividend (whether in cash, Units, Unit Equivalents or other property), split up, spin off, Unit split, combination, consolidation, sale of Units or Unit Equivalents, change to organizational form, repurchase, liquidation, dissolution, transfer or exchange of Units or Unit Equivalents, Capital Contribution, Unit or Unit Equivalent issuance, Distribution, or other corporate event or transaction (including acquisitions and dispositions of businesses of the Company or its Subsidiaries) or change in capital structure that affects the Preferred Units, Common Units or the Incentive Units.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document in a form approved by the Board, in its sole discretion, which evidences any Incentive Unit awarded hereunder or otherwise subject to the terms of the Incentive Plan, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Managers of the Company or any Person or group of Persons to whom or which the Board of Managers of the Company has delegated authority to administer the Incentive Plan pursuant to Section 2(D) hereof.

“Cause” shall mean the definition of “cause” set forth in the Participant’s Employment Agreement, Services Agreement or Offer Letter; provided that if no such agreement defining Cause is in effect at the time of determination, then unless otherwise defined in an Award Agreement, Cause shall mean the occurrence of any of the following: (i) the Participant’s indictment for, conviction of, or plea of nolo contendere to, a (A) felony or (B) other crime involving moral turpitude, (ii) the Participant’s commission of any act of material dishonesty or breach of trust or any act constituting fraud, embezzlement, theft, or misappropriation of funds, money, assets or other property of the Company, any of its Subsidiaries or Affiliates, or any of their respective customers or suppliers, (iii) the Participant’s attempt to willfully obtain any personal profit from any transaction in which the Participant has an interest not disclosed to the Board which is adverse to the interests of the Company or any of its Subsidiaries or Affiliates, (iv) the Participant (A) reporting to work under the influence of alcohol or illegal drugs or (B) repeatedly using alcohol to the point of intoxication or illegal drugs, whether or not at the workplace, (v) the Participant’s (A) gross negligence in the performance of the Participant’s duties and responsibilities or (B) failure or refusal to perform duties, as reasonably directed by the Company or any of its Subsidiaries or Affiliates, other than as a result of a Disability or other approved absence, (vi) the Participant’s violation of the rules, regulations, procedures or instructions (whether written or oral) relating to the conduct of employees, directors and/or consultants of the Company or any of its Subsidiaries or Affiliates, (vii) the Participant’s breach of any non-competition, nondisclosure or non-solicitation covenant in any agreement with the Company or any of its Affiliates or Subsidiaries, (viii) the Participant improperly or illegally aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries or Affiliates to the material disadvantage or detriment of the Company or any of its Subsidiaries or Affiliates, (ix) without limiting clause (vii) hereof, the Participant’s material breach of any written employment or services agreement (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Participant) or (x) the Participant’s breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or Affiliates (which (if capable of cure) is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Participant).

“Disability” shall mean, as determined in the good faith discretion of the Board, the Participant’s substantial inability, due to a physical or mental condition, to perform essential functions of the Participant’s position, with or without accommodation, for a period of three (3) consecutive months or for shorter periods aggregating to six (6) months during any twelve (12)-month period.

“Distribution” shall mean a transfer of cash or property by the Company to a Member on account of Units as described in Article VII of the LLC Agreement.

“Distribution Threshold” shall mean, with respect to each Incentive Unit, an amount equal to the amount specified as such in the applicable Award Agreement for such Incentive Unit or as reflected in the Company’s books and records. The Distribution Threshold with respect to each Incentive Unit shall be equal to or greater than the Incentive Liquidation Value prior to the issuance of such Incentive Unit. As set forth in Section 3.B. hereof, the Distribution Threshold may be adjusted from time to time by the Board to account for any Adjustment Event.

“Effective Date” shall mean June 11, 2019.

“Employment,” “termination of employment,” and “termination of services” and similar references shall mean, respectively, employment or engagement with or provision of services for, and termination of employment or engagement with or provision of services for, the Company or any of its Subsidiaries, including services as a member of the Board. All determinations regarding employment or other engagement or service (for purposes of administering the Incentive Plan or any Award Agreement) shall be made by the Board of Managers in its sole discretion. In addition, the Board of Managers shall, in its sole discretion, determine whether or not a leave of absence is a termination of employment, engagement or service for purposes of administering the Incentive Plan or any Award Agreement.

“Employment Agreement” shall mean, with respect to a Participant, the written employment or other service (including an engagement agreement for services with a Participant who is not an employee of the Company or any of its Subsidiaries) agreement then in effect between the Participant and the Company or one of its Subsidiaries, if any.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Fair Market Value” means, as of any date, the value of an Incentive Unit as determined in the discretion of the Board, based on such factors as the Board considers relevant. Notwithstanding the foregoing, no award of Incentive Units granted under the Incentive Plan is intended to provide for a deferral of compensation within the meaning of Section 409A such that the Fair Market Value of Incentive Units shall be determined in all respects in a manner that is consistent with that intention.

“Law” shall mean any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“LLC Agreement” shall mean the Limited Liability Company Agreement of Manscaped Holdings, LLC, dated as of June 11, 2019, as amended, supplemented or modified from time to time in accordance with its terms.

“Participant” shall mean any Person who is eligible for, and selected to receive, an award of Incentive Units under the Incentive Plan in accordance with the provisions of Section 2.A. and Section 3.A. of this Incentive Plan.

“Permitted Transferee” shall mean, (a) in the case of any Member who is an individual, a transferee by testamentary or intestate disposition or any trust, limited partnership or other legal entity the beneficiary of which is a member of such Member’s Family Group; provided, however, that during the period that any such trust or other legal entity holds any right, title or interest in any Units, no Person other than such Member may be or become trustees, beneficiaries, stockholders, limited or general partners or members thereof; and (b) in the case of any Member that is not an individual, any entity wholly-owned by such Member or any entity or individual that wholly owns such Member.

“Profits Interest” shall mean an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27, 1993-27 C.B. 343 and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 and 2001 43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures; provided, that all Members, whether parties to the LLC Agreement as of the Effective Date or admitted after the Effective Date, consent to the Company taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause the Incentive Units to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such Units are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

2. Administration.

A. The Incentive Plan shall be administered by the Board. Subject to the terms of the Incentive Plan, the LLC Agreement, and applicable Law, and in addition to other express powers and authorizations conferred on the Board by the Incentive Plan, the Board shall have full power and authority to:

(i) designate Participants;

(ii) determine the number of Incentive Units to be subject to an award under the Incentive Plan;

(iii) determine the applicable Distribution Threshold of any award under the Incentive Plan, consistent with the intention that the Incentive Units granted under the award be treated as Profits Interests;

(iv) determine the terms and conditions of any award under the Incentive Plan, including any restrictive covenants applicable to any Participant receiving an award, subject to the terms of the Incentive Plan;

(v) determine and/or increase the vested portion of any award under the Incentive Plan;

(vi) determine whether, to what extent, and under what circumstances, and the method or methods by which, awards under the Incentive Plan may be canceled, forfeited or suspended;

(vii) make appropriate adjustments in order to minimize the accounting impact of the Incentive Units and/or any other awards under the Incentive Plan;

(viii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Incentive Plan and any instrument or agreement relating to, or any award made under, the Incentive Plan;

(ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Incentive Plan;

(x) make any other determination and take any other action that the Board, in its sole discretion, deems necessary or desirable for the administration of the Incentive Plan; and

(xi) decide all disputes arising in connection with the Plan.

B. Unless otherwise expressly provided in the Incentive Plan or the LLC Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Incentive Plan or any award made under the Incentive Plan shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company and its participating Affiliates, any Participant, any holder of Incentive Units, and any holder or beneficiary of any award made under the Incentive Plan. Such designations, determinations, interpretations and decisions by the Board need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

C. Limitations on Liability. No member of the Board shall be liable for any action taken or omitted to be taken, or determination made in good faith, with respect to the Incentive Plan or any award made under the Incentive Plan, and the members of the Board (and any delegate thereof) shall be entitled to indemnification in accordance with the provisions of Section 13.03 of the LLC Agreement arising or resulting therefrom.

D. Delegation. Subject to the terms of the Incentive Plan, the LLC Agreement, the provisions of any Award Agreement and applicable Law, the Board may delegate all or any part of its responsibilities and powers hereunder to a compensation committee selected by the Board, one or more officers or managers of the Company or any Affiliate of the Company, or to a committee of such officers or managers, subject to such terms and limitations as the Board shall determine. Any such delegation may be revoked by the Board at any time.

3. Awards; Incentive Units; Adjustments.

A. Awards; Incentive Units. Awards under the Incentive Plan shall be in the form of Incentive Units. Subject to adjustment as set forth in Section 3(B) below, the aggregate number of Incentive Units available for awards under the Incentive Plan shall be 226,196.93 Incentive Units (the “Incentive Pool”), which shall be split evenly between Incentive Units that vest based on service-vesting criteria and Incentive Units that vest based on performance-based criteria, as provided in the applicable Award Agreement. If, after the Effective Date, any Incentive Unit is forfeited, then such Incentive Unit shall again be available to be awarded under the Incentive Plan.

B. Adjustments.

(i) Upon any Adjustment Event, the Board shall make adjustments to the Incentive Plan, Incentive Units and Award Agreements to the extent and in such manner as the Board in good faith determines appropriate and equitable to reflect the event, including (A) adjusting the number of Incentive Units or other ownership interests or other securities of the Company (or number and kind of other securities or property or cash) with respect to which awards may be made under the Incentive Plan and/or (B) adjusting the terms of any outstanding awards made under the Incentive Plan, including, without limitation, the Distribution Threshold, the number of Incentive Units subject to an outstanding award, and other Unit or Unit Equivalents (or number and kind of other property) subject to outstanding awards made under the Incentive Plan or to which outstanding awards relate. Adjustments made by the Board pursuant to this Section 3 shall be conclusive and binding for all purposes.

(ii) In addition, without limiting the generality of the foregoing, upon (A) a Control Sale pursuant to Section 9.03 of the LLC Agreement, or (B) the Company entering into a written agreement to undergo a Control Sale, the Board (subject to rescission of such event if not consummated), in its sole discretion, may cancel all or any portion of any outstanding Incentive Units and cause the holders thereof to be paid the amount (if any) to which such Incentive Units which are then vested would be entitled under Section 7.02(a) of the LLC Agreement and require all Participants to participate in the Control Sale in accordance with the terms of such Control Sale and the LLC Agreement.

(iii) Furthermore, and without limiting the generality of Section 3(B)(i), upon the occurrence of an IPO, the Board may determine to (A) cause the exchange of Incentive Units for awards of the Company of substantially equivalent economic value and apply the vesting provisions applicable to the Incentive Units to such awards; (B) adjust the Distribution Threshold applicable to any Incentive Units and/or (C) cancel all or any portion of the Incentive Units in exchange for payment to the Participant, in cash or Equity Interests or any combination thereof, of an amount equal to the Call Price of the Incentive Units, in each case, as determined by the Board in a manner materially consistent with the treatment of other Units or Unit Equivalents in the IPO, taking into consideration the relative rights of all Units or Unit Equivalents, including the Distribution Threshold applicable to any Incentive Units.

C. Eligibility. Any Person who is a full or part-time officer, employee, service provider, consultant or key person of the Company or any Subsidiary or a member of the Board, and who is selected from time to time by the Board in its sole discretion, shall be eligible to be designated by the Board as a Participant in the Incentive Plan.

D. Incentive Units. The Board may grant awards of Incentive Units to a Participant pursuant to an Award Agreement, upon such terms as the Board deems appropriate and consistent with this Incentive Plan. The following provisions are applicable to Incentive Units, except as otherwise specified in an Award Agreement:

(i) General Requirements for Incentive Units. Incentive Units will be issued pursuant to an Award Agreement, which shall be executed by the Participant and a duly authorized officer of the Company or one of its Affiliates designated by the Board on behalf of the Company and which shall contain such terms and conditions as the Board shall determine, consistent with this Incentive Plan and with the terms of the LLC Agreement. The Board may establish vesting and other conditions under which restrictions on Incentive Units shall lapse over a period of time or according to such other criteria as the Board deems appropriate in its sole discretion, and which shall be set forth in the applicable Award Agreement. As a condition precedent to receipt of any Incentive Units, a Participant shall execute a joinder to the LLC Agreement (to the extent the LLC Agreement has not been previously executed by the Participant) in such form as may be presented to the Participant by the Board to effectuate such joinder.

(ii) Number of Incentive Units; Distribution Threshold. The Board shall determine the number of Incentive Units to be issued or transferred and the restrictions applicable to such award, as well as the Distribution Threshold applicable to such award.

(iii) Termination of Employment.

(1) Except as otherwise set forth in an applicable Award Agreement, (i) if a Participant’s employment or engagement with the Company and its Subsidiaries is terminated for any reason, all Incentive Units granted to such Participant which remain unvested shall be cancelled and forfeited without consideration, and (ii) if a Participant’s employment or engagement with the Company is terminated by the Company or a Subsidiary for Cause, all Incentive Units granted to such Participant, whether vested or unvested, shall be cancelled and forfeited without consideration.

(2) Except as otherwise set forth in an applicable Award Agreement, if a Participant’s employment or engagement with the Company and its Subsidiaries terminates other than as a result of Cause, then for a period of 180 days following such termination (the “Company Call Period”), the Company shall have the right to purchase all or any portion of such Participant’s Incentive Units that are vested as of the date of termination (after giving effect to the forfeiture provisions contemplated by Section 3(B)(iii)(1) above) by delivery of a written notice of exercise of such rights to such Participant, at a price equal to the Call Price, either in cash or for a subordinated note in a principal amount equal to the amount necessary to satisfy such repurchase right, which principal amount shall accrue interest at the applicable Federal rate, which principal (together with any accrued and unpaid interest on such subordinated note) shall be paid by the Partnership as soon as commercially practicable. For purposes of this Section 3(D)(iii), the “Call Price” means the lower of (i) the amount that would be payable in respect of the Incentive Units under the LLC Agreement if the Company were liquidated on the date of termination pursuant to Section 12.02(c) of the LLC Agreement, or (ii) 80% of the Fair Market Value of such Incentive Units as of the date of termination. For the avoidance of doubt, the Call Price will be $0 if the Distribution Threshold is not met as of the date of termination. If, following any termination from employment of a Participant, such Participant violates any non-competition, confidentiality, non-disparagement or other restrictive covenant in any written agreement or policy, then any vested Incentive Units that are held by such Participant may be repurchased by the Company for $0, and/or such Participant may be required to pay back to the Company any Call Price previously received by the Participant, as determined in the Board’s sole discretion. The Board may provide for complete or partial exceptions to the requirements of this Section 3(D)(iii) as it deems appropriate in its sole discretion.

(3) Upon (or following) a Change of Control or a Control Sale, or any similar transaction, the vesting of any Incentive Units, if applicable, will accelerate only if so provided for in the applicable Incentive Unit Agreement or as otherwise determined by the Board, in its sole discretion.

(iv) Restrictions on Transfer. Except pursuant to a Permitted Transfer, as otherwise provided in this Incentive Plan or the LLC Agreement or as permitted by the Board, no Participant shall Transfer, directly or indirectly, any Incentive Unit or any interest in any Award Agreement, and any such Transfer shall be void and unenforceable against the Company or any of its Affiliates unless consented to by the Board.

(v) Rights as Members. Upon the grant of Incentive Units pursuant to this Incentive Plan, a Participant shall have, unless otherwise provided by the Board, all the rights and obligations of an Incentive Member with respect to such Incentive Units as provided in the LLC Agreement, subject to the restrictions in his or her Award Agreement. As set forth in the LLC Agreement, no Participant shall, by virtue of his or her holding Incentive Units, have the right to vote or otherwise influence or control the management or operation of the Company.

4. Amendment and Termination. Subject to the limitations set forth in the LLC Agreement, the Board may amend, alter, suspend, discontinue, or terminate the Incentive Plan or any portion thereof at any time without the consent of the Participants or the Members; provided, that any such amendment, alteration, suspension, discontinuance or termination that would materially adversely affect the rights of any Participant shall not to that extent be effective without the written consent of a majority of all such adversely affected Participants, taking into account, for such purpose, all such outstanding Incentive Units, whether or not then vested; provided, further, that such consent shall not be required with respect to an amendment permitted by the LLC Agreement or made to conform the Incentive Plan to the LLC Agreement.

5. General Provisions.

A. No Rights to Awards. No Person shall have any claim to receive any award under the Incentive Plan. The terms and conditions of awards of Incentive Units and the determinations and interpretations with respect thereto made under the Incentive Plan need not be the same with respect to each Participant (whether or not Participants are similarly situated or whether or not the Participant is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect).

B. LLC Agreement; Section 83(b) Election. Unless the Board determines otherwise, as a condition subsequent to the issue or transfer of any Incentive Unit to a Participant, the Participant (i) will be required to become a party to the LLC Agreement and (ii) may be required to make a timely, valid election under Section 83(b) of the Code. Unless otherwise determined by the Board, the issuance or transfer of Incentive Units to any Participant who either fails to become a party to the LLC Agreement and/or fails to make such a valid and timely election under Section 83(b) of the Code shall be void ab initio. None of the Company, the Board, nor any Subsidiary or Affiliate of the Company intend to guarantee any particular tax effect in connection with the award of Incentive Units hereunder, and it is the Participant’s sole responsibility and obligation to file the Section 83(b) election contemplated by the preceding sentence.

C. Withholding. A Participant may be required to pay to the Company, and the Company and its Subsidiaries and Affiliates shall have the right and are hereby authorized to withhold from any payment or distribution due or transfer made in connection with any Incentive Unit, under the Incentive Plan or from any other amount owing to a Participant (including in connection with any Transfers), the amount (in cash, securities or other property) of any applicable Federal, state, or local withholding taxes in respect of an Incentive Unit or any payment or transfer under an Incentive Unit or the Incentive Plan and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such taxes.

D. No Limit on Other Compensation Arrangements. Nothing contained in the Incentive Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the award of Incentive Units, securities and other types of awards, and such arrangements may be either generally applicable or applicable only in specific cases.

E. No Right to Employment or Other Engagement. No award made hereunder shall be construed as giving a Participant the right to be retained in the employ of, or in any other continuing relationship with, the Company or any of its Subsidiaries or Affiliates.

F. Special Incentive Compensation. By acceptance of an award hereunder, each Participant shall be deemed to have agreed that such award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement, life insurance, disability, severance or other employee benefit plan of the Company or any of its Subsidiaries or Affiliates. In addition, each beneficiary of a deceased Participant shall be deemed to have agreed that such award will not affect the amount of any life insurance coverage, if any, provided by any Person on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees.

G. Other Laws. The Board may refuse to issue or transfer any Incentive Units if it determines that the issuance or transfer of such Incentive Units would violate the LLC Agreement, the Securities Act or any applicable Law. Without limiting the generality of the foregoing, no award of any Incentive Units hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Company in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable Laws.

H. No Trust or Fund Created. Neither the Incentive Plan nor any award made under the Incentive Plan shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Subsidiaries or Affiliates and a Participant or any other Person.

I. Governing Law. The validity, construction and effect of the Incentive Plan and any rules and regulations relating to the Incentive Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

J. WAIVER OF JURY TRIAL. EACH PARTICIPANT, BY ACCEPTING AN AWARD UNDER THIS INCENTIVE PLAN, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THE PARTICIPANT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INCENTIVE PLAN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTICIPANT, BY ACCEPTING AN AWARD UNDER THIS PLAN (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT THE PARTICIPANT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

K. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Incentive Plan or any Award Agreement (whether based on contract, tort or any other theory) must be brought in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and the Company and each Participant consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

L. Severability. If any provision of the Incentive Plan or any award made hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or award, or would disqualify the Incentive Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Incentive Plan or the award, such provision shall be stricken as to such jurisdiction, Person or award and the remainder of the Incentive Plan and any such award shall remain in full force and effect.

M. Headings. Headings are used herein solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Incentive Plan or any provision thereof.

N. Interpretation. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

O. Gender. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine.

P. Amendment to LLC Agreement. Neither the adoption of this Incentive Plan nor any award made hereunder shall restrict in any way the adoption of any amendment to the LLC Agreement in accordance with its terms.

Q. Conflict between the Incentive Plan and the LLC Agreement. The Incentive Plan is subject to the LLC Agreement, the terms and provisions of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein or in an Award Agreement and a term or provision of the LLC Agreement, the applicable terms and provisions of the LLC Agreement will govern and prevail. No Participant who holds only Incentive Units shall have any right to receive or review a copy of the Members Schedule to the LLC Agreement (except for information on the Members Schedule that relates solely to such Participant) or obtain other information about the identities of the other Participants or the size or nature of their interests in the Company. In the event of a conflict between any term or provision contained herein and a term or provision of any Award Agreement, the applicable terms and provisions of this Incentive Plan will govern and prevail.

6. Term of the Incentive Plan.

A. Effective Date. The Incentive Plan shall be effective as of the Effective Date, which is the date on which the Incentive Plan was approved by the Board.

B. Expiration Date. No award shall be made under the Incentive Plan after the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Unless otherwise expressly provided in an applicable Award Agreement, the termination of the Incentive Plan shall not affect the terms of any Incentive Unit awarded hereunder or otherwise subject hereto at the time of termination of the Incentive Plan, and Award Agreements then if effect shall continue in effect after the Expiration Date subject to the terms of any such Award Agreement.

MANSCAPED HOLDINGS, LLC

FIRST AMENDMENT TO

EQUITY INCENTIVE PLAN

THIS FIRST AMENDMENT TO EQUITY INCENTIVE PLAN (the “Amendment”) is made and entered into as of July 3, 2019, to amend the Manscaped Holdings, LLC (the “Company”) 2019 Equity Incentive Plan (the “Plan”). Any capitalized terms not otherwise defined herein shall have the same meaning as ascribed to such term in the Plan, as indicated.

1. Amendment. Section 3.A. of the Plan is hereby amended and restated as follows:

A. Awards; Incentive Units. Awards under the Incentive Plan shall be in the form of Incentive Units, some of which shall be in the form of Voting Incentive Units. Subject to adjustment as set forth in Section 3(B) below, the aggregate number of Incentive Units available for awards under the Incentive Plan shall be 21,000,000 Incentive Units (the “Incentive Pool”), which shall be in the form of either Incentive Units that vest based on service-vesting criteria and Incentive Units that vest based on performance-based criteria, as provided in the applicable Award Agreement. If, after the Effective Date, any Incentive Unit is forfeited, then such Incentive Unit shall again be available to be awarded under the Incentive Plan.

2. All Other Provisions in Full Force and Effect. Except as expressly provided, all of the terms, covenants, conditions, restrictions and other provisions contained in the Plan shall remain in full force and effect.

SECOND AMENDMENT

TO EQUITY INCENTIVE PLAN

This Second Amendment to Equity Incentive Plan (the “Amendment”) is made and entered into as of November 30, 2021, to amend the Manscaped Holdings, LLC (the “Company”) 2019 Equity Incentive Plan (the “Incentive Plan”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Incentive Plan or, if not defined therein, the respective meanings ascribed to such terms in the LLC Agreement.

WHEREAS, pursuant to Section 4 of the Incentive Plan, the Board may amend all or any portion of the Incentive Plan at any time without the consent of the Participants or the Members so long as any such amendment does not materially adversely affect the rights of any Participant;

WHEREAS, the Board wishes to amend the Incentive Plan, without adversely affecting the rights of any Participant, in order to modify the buy-back provision;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Change to Buy-Back Provision. Section 3(D)(iii)(2) of the Incentive Plan is amended and restated in its entirety as follows:

Except as otherwise set forth in an applicable Award Agreement, if a Participant’s employment or engagement with the Company and its Subsidiaries terminates other than as a result of Cause, then for a period beginning 180 days following such termination and ending 360 days following such termination (the “Company Call Period”), the Company shall have the right to purchase all or any portion of such Participant’s Incentive Units that are vested as of the date of termination (after giving effect to the forfeiture provisions contemplated by Section 3(B)(iii)(1) above) by delivery of a written notice of exercise of such rights to such Participant, at a price equal to the Call Price, either in cash or for a subordinated note in a principal amount equal to the amount necessary to satisfy such repurchase right, which principal amount shall accrue interest at the applicable Federal rate, which principal (together with any accrued and unpaid interest on such subordinated note) shall be paid by the Partnership as soon as commercially practicable. For purposes of this Section 3(D)(iii), the “Call Price” means the Fair Market Value of such Incentive Units as of the date of termination. For the avoidance of doubt, the Call Price will be $0 if the Distribution Threshold is not met as of the date of termination. If, following any termination from employment of a Participant, such Participant violates any non-competition, confidentiality, non-disparagement or other restrictive covenant in any written agreement or policy, then any vested Incentive Units that are held by such Participant may be repurchased by the Company for $0, and/or such Participant may be required to pay back to the Company any Call Price previously received by the Participant, as determined in the Board’s sole discretion. The Board may provide for complete or partial exceptions to the requirements of this Section 3(D)(iii) as it deems appropriate in its sole discretion.

2. All Other Provisions in Full Force and Effect. Except as expressly provided, all of the terms, covenants, conditions, restrictions and other provisions contained in the Incentive Plan shall remain in full force and effect.

MANSCAPED HOLDINGS, LLC

By:
Name:	Anh Hao “Paul” Tran
Title:	Chief Executive Officer

THIRD AMENDMENT

TO EQUITY INCENTIVE PLAN

This Third Amendment to Equity Incentive Plan (the “Amendment”) is made and entered into as of [•], to amend the Manscaped Holdings, LLC (the “Company”) 2019 Equity Incentive Plan (the “Incentive Plan”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Incentive Plan or, if not defined therein, the respective meanings ascribed to such terms in the Amended LLC Agreement (as defined below).

WHEREAS, the Company, Members and ParentCo entered into that certain Second Amended and Restated Limited Liability Company Agreement of Manscaped Holdings, LLC, dated [•] (the “Amended LLC Agreement”);

WHEREAS, the Amended LLC Agreement describes a series of transactions whereby the Company was restructured (the “Restructuring”);

WHEREAS, in order to effectuate the Restructuring, and pursuant to that certain Exchange Agreement by and among the Company, ParentCo and certain Members, dated [•] (the “Exchange Agreement”), certain Members exchanged their Incentive Units for shares of Class A Common Stock and Restricted Stock Units of ParentCo, upon which such exchanged Incentive Units were cancelled;

WHEREAS, pursuant to Section 4 of the Incentive Plan, the Board may amend all or any portion of the Incentive Plan at any time without the consent of the Participants or the Members so long as any such amendment does not materially adversely affect the rights of any Participant;

WHEREAS, the Board wishes to amend the Incentive Plan, without adversely affecting the rights of any Participant, in order to conform the Incentive Plan to the Amended LLC Agreement and reflect the Restructuring;

NOW, THEREFORE, the Plan is hereby amended as follows:

3. No New Incentive Units. No new Incentive Unit awards shall be made under the Incentive Plan. If any Incentive Unit is forfeited, such Incentive Unit shall not be available to be awarded under the Incentive Plan.

4. Outstanding Incentive Units. Incentive Units that were not exchanged pursuant to the Exchange Agreement remain subject to the Incentive Plan, the applicable Award Agreement and the terms of the LLC Agreement.

5. Change to Defined Terms. As used in the Incentive Plan, the following terms shall have the meanings set forth below.

“Distribution” shall mean a transfer of cash or property by the Company to a Member on account of Units as described in Section 8.03 of the LLC Agreement.

“Permitted Transfer” shall mean transfers permitted under Section 8.02 of the LLC Agreement.

“Section 409A” shall mean Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

“Unit Equivalents” shall mean means any security or obligation that is by its terms, directly or indirectly, convertible into, or exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

6. Other Conforming Changes.

A. References to “Preferred Units” and “Common Units” shall be replaced with “any Units.”

B. In the definition of “Distribution,” the reference to “Article VII of the LLC Agreement” shall be replaced with “Section 8.03 of the LLC Agreement.”

C. In Section 2(C), the reference to “Section 13.03 of the LLC Agreement” shall be replaced with “Article XI of the LLC Agreement.”

D. Section 3(B)(ii) shall be stricken.

E. Section 3(B)(iii) shall be stricken.

F. In Section 3(D)(iii)(3), the reference to “or a Control Sale” shall be stricken.

7. All Other Provisions in Full Force and Effect. Except as expressly provided, all of the terms, covenants, conditions, restrictions and other provisions contained in the Incentive Plan shall remain in full force and effect.

MANSCAPED HOLDINGS, LLC

By:
Name:
Title: